Contact: Richard Crowley
Micrel, Incorporated
1849 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800

                                                              [Micrel Logo]

Press Release

            MICREL ANNOUNCES PRELIMINARY SECOND QUARTER 2003 RESULTS

SAN JOSE, CALIFORNIA (July 2, 2003) - Micrel, Incorporated (Nasdaq NM: MCRL) today announced that it will report lower than expected revenues for the quarter ended June 30, 2003 as a result of lower sales to customers serving the wireless handset market. In response to weaker demand for mobile phones, primarily in Asia, wireless customers reduced their level of component purchases substantially more than the decline in their end unit production, in order to control inventories. Consequently, revenues for the second quarter are currently expected to be down 3% to 4% from the $51.0 million recorded in the first quarter as compared with the Company's guidance for second quarter sequential revenue growth of 3% to 5%. As a result of lower revenues, the Company expects to report a GAAP loss for the second quarter of approximately $0.01 per share. These are preliminary estimates pending completion of the final accounting process.

   "We anticipated demand from our wireless handset customers to be down in the second quarter, however, the magnitude and duration of the decline was significantly larger than our estimates at the beginning of the quarter," stated Ray Zinn, President and CEO of Micrel. "Sales to customers serving the communications infrastructure and Ethernet markets grew during the second quarter, but the increased revenue from these end markets was insufficient to offset the decline in wireless revenues."

   Outlook
   -------
   Order rates improved sequentially each month during the second quarter resulting in a book-to-bill of approximately one. Bookings from wireless

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Micrel Announces Preliminary Second Quarter 2003 Results
July 2, 2003
Page 2


handset manufacturers also improved in the second half of the second quarter leading to a modest increase in ending backlog for wireless customers compared to the end of the first quarter.

   "Although the second quarter book to bill was approximately one, the overall booking level was weaker than expected. We attribute this to the effect of SARS in certain Asian countries as we were unable to directly call on customers for a good portion of the quarter," continued Mr. Zinn. "Fortunately the impact of SARS on the global economy appears to be waning. However, visibility remains limited as customers continue to order only for short term demand in the face of uncertain economic conditions. With the backlog entering the third quarter roughly flat with the backlog at the beginning of the second quarter and increased demand forecasts from our wireless customers, we believe third quarter 2003 revenues will increase sequentially from the second quarter."

   Second Quarter Earnings Release
   -------------------------------
   Micrel expects to report its second quarter financial results on July
23, 2003 after the market close and will hold its regular quarterly earnings call at 2:00 PM PDT (5:00 PM EDT) on that day. During the call President and CEO, Ray Zinn and Chief Financial Officer, Richard Crowley will discuss the second quarter results and update the Company's outlook for the third quarter. Detailed information regarding the earnings call will be issued in a separate press release next week.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

   This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include statements about the following topics: our expectations regarding future financial results, including revenues, net income, and earnings per share; and our expectations regarding future customer demand and new order rates. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the effect of the Company's restatement of previous financial statements;

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Micrel Announces Preliminary Second Quarter 2003 Results
July 2, 2003
Page 3

continued softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the worldwide financial situation; the timely and successful development and market acceptance of new products and upgrades to existing products; continued softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel's operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Form 10-Q for the quarter ended March 31, 2003. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

   Micrel is a leading manufacturer of advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

   For further information, contact Richard Crowley at Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800 or visit our website at http://www.micrel.com.